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                                                                     Exhibit 5.1

            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                March 30, 2005

NRG Energy, Inc.
104 Carnegie Center
Suite 100
Princeton, NJ 08540

      Re:      NRG Energy, Inc.
               4.0% Convertible Perpetual Preferred Stock

Ladies and Gentlemen:

      We have acted as special counsel to NRG Energy, Inc., a Delaware corporation (the "Company"), in connection with the public offering by selling security holders of 420,000 shares of 4.0% Convertible Perpetual Preferred Stock (the "Preferred Shares") of the Company.

      This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

         (i) the Registration Statement on Form S-3 relating to the Preferred Shares to be filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof under the Act (the "Registration Statement");

         (ii) the several Purchase Agreements, dated December 14, 2004, pursuant to which the Preferred Shares were originally issued and sold by the Company (the "Purchase Agreements");

         (iii) the Certificate of Designations of the Preferred Shares as filed with the Secretary of State of the State of Delaware designating the Preferred Shares (the "Certificate of Designations");

         (iv) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect;

         (v) the Amended and Restated By-laws of the Company, as amended to date and currently in effect;

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NRG Energy, Inc.
March 30, 2005
Page 2

         (vi) certain resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Preferred Shares and related matters (the "Board Resolutions");

         (vii) a global certificate registered in the name of Cede & Co. evidencing the Preferred Shares; and

         (viii) a specimen certificate evidencing the Common Shares (as defined below).

      We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

      Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Purchase Agreements and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

      In rendering the opinion set forth in paragraph 1 below, we have assumed that the Company received the consideration for the Preferred Shares as contemplated by the Purchase Agreements and the Board Resolutions. In rendering the opinion set forth in paragraph 2 below, we have assumed that the certificates evidencing the Common Shares will be manually signed by one of the authorized officers of the transfer agent and

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NRG Energy, Inc.
March 30, 2005
Page 3

registrar for the Common Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Shares.

      Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

            1. The Preferred Shares have been duly authorized by the Company, have been validly issued, and are fully paid and nonassessable.

            2. The shares of the Company's common stock, par value $0.01 (the "Common Shares"), initially issuable upon conversion of the Preferred Shares pursuant to the Certificate of Designations have been duly authorized for issuance and, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. We also consent to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                               Very truly yours,

                               /s/ Skadden, Arps, Slate, Meagher & Flom LLP
                               -------------------------------------------------
                               Skadden, Arps, Slate, Meagher & Flom LLP